EXHIBIT 99

AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2006 THIRD QUARTER

MURRYSVILLE, PA, April 27, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and nine months ended March 31, 2006.

FINANCIAL RESULTS

Three Months Ended March 31, 2006
Net sales for the third quarter totaled $267.3 million, up 13 percent over the $236.5 million achieved in the third quarter a year ago. Changes in foreign currency exchange rates negatively impacted revenues by approximately $3.5 million, or over one percent, during the current year’s third quarter.

Domestic revenues increased 14 percent from $162.0 million in the third quarter a year ago to $185.0 million in the current year’s third quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $12.4 million, or 13 percent in domestic sleep therapy products. This increase in sleep therapy revenues was achieved as the Company initiated its transition to the new M-Series platform of continuous positive airway pressure devices. The Company’s Alice® 5 Sleep Diagnostics System continues to gain acceptance in sleep labs, posting $5.4 million of revenues in the third quarter which represents 67 percent year-over-year growth. Additionally, the Company’s domestic Hospital Group revenues increased by 14 percent versus the prior year, led by hospital ventilation, Respiratory Drug Delivery, and Children’s Medical Ventures. Hospital ventilation revenues increased from $17.7 million last year to $19.9 million in the current year third quarter, representing 12 percent growth. Respiratory Drug Delivery continued to post exceptional growth, increasing by 38 percent versus the prior year due to the success of the Company’s I-nebTM Adaptive Aerosol Delivery® (AAD) device. Children’s Medical Ventures delivered nine percent revenue growth during the third quarter.

International revenues totaled $82.3 million for the third quarter, an 11 percent increase over the $74.5 million reported a year ago, led by strong performance in the Company’s core sleep apnea and ventilation markets. International sleep therapy growth was 17 percent (22 percent on a constant-currency basis), and the Company’s hospital products posted 15 percent growth in the international markets. Excluding the impact of unfavorable changes in foreign currency exchange rates, international revenue growth was 15 percent versus the prior year.

Despite the unfavorable impact from foreign currency exchange rates during the third quarter, International revenues represented 31 percent of total revenues as a result of the Company’s strategic international expansion initiatives.

Net income for the current quarter was $27.9 million, or $0.38 per diluted share, including stock compensation expenses totaling $3.1 million on a pre-tax basis, or approximately $0.03 per diluted share after tax. The current year represents the Company’s initial year for adoption of Financial Accounting Standards Board Statement Number 123 (Revised 2004) — “Share-Based Payment (“FASB No. 123( R )”).” Excluding the impact of stock compensation expense in the current year third quarter, net income was $30.1 million, or $0.41 per diluted share. Net income for the prior year third quarter was $24.4 million, or $0.34 per diluted share.

The Company’s 21 percent increase in non-GAAP diluted earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

Nine Months Ended March 31, 2006
For the nine-months ended March 31, 2006, net sales increased to $765.4 million, a 16 percent increase compared to $661.9 million from last year’s comparable nine-month period.

Net income for the nine-months ended March 31, 2006 was $70.5 million, or $0.96 per diluted share, including stock compensation expenses totaling $9.0 million on a pre-tax basis, or approximately $0.09 per diluted share after tax. Excluding the impact of stock compensation expenses in the current year, net income was $76.9 million, or $1.04 per diluted share. This represents a 20 percent increase over $0.87 per diluted share reported a year ago, excluding the impact of restructuring and acquisition related expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer of Respironics, commented, “The third quarter of fiscal year 2006 marks another period of record revenues and profits for Respironics, and the company again delivered results in line with our guidance. Both our Domestic Sleep and Home Respiratory Group and our Domestic Hospital Group posted revenue gains of 14 percent, reflecting the success of our strategy to build multiple growth drivers into our business. Our domestic sleep therapy growth of 13 percent is in line with our guidance during this period of transition to our new M-Series of devices. In the hospital group, the acceptance of our BiPAP Vision® non-invasive ventilator and Esprit® critical care ventilator drove the continued growth in our hospital therapeutic business. Our domestic Respiratory Drug Delivery business unit has again delivered another strong quarter with 38 percent growth driven by our new I-nebTM AAD® device,” Mr. Miclot noted.

International sleep therapy increased by 22 percent on a constant currency basis. “Our international sleep therapy products continued to post excellent results reflecting the acceptance of our clinically-validated therapies and the strength and stability of our distribution channel. Our international hospital products increased by 15 percent overall, and we continue to focus on opportunities in this segment of the international marketplace. We remain committed to exploring opportunities to invest in and strengthen our presence in the various international markets that we serve,” Mr. Miclot added.

Mr. Miclot commented on the company’s new product introductions, “We have successfully launched the REMstar® Plus unit from our new M-Series platform and, we look forward to the market introduction of the remaining CPAP devices in this new product family by the end of this fiscal year. Our new CPAP series incorporates our proprietary C-flexTM technology as well as our auto titrating capability. The consumer-oriented design, combined with enhanced humidification, positions these new devices to truly meet the needs of the marketplace for both providers and patients. And, we continue to receive positive market feedback regarding our ComfortLiteTM II patient interface device which was recently released to the marketplace.”

Commenting on the previously announced appointment of Dr. David White as the company’s chief medical officer, Mr. Miclot stated, “We are very pleased to have David White as part of the Respironics team. Dr. White’s expertise will be invaluable to us as we continue to invest in fundamental research in the areas of sleep and respiratory disorders. We believe that this type of research complemented by Dr. White’s expertise, will better position us to develop valued solutions for these markets,” he concluded.

Financial Position
The Company continues to maintain a strong balance sheet position, with a quarter-end cash balance of $265.2 million, representing an increase of $14.9 million during the quarter. This balance reflects more than $6.0 million of investments the Company made during the third quarter, representing new strategic investments, as well as payments on earn-outs from previous acquisitions. The Company’s long-term debt balance was $27.8 million as of March 31, 2006. Respironics’ strong balance sheet positions the Company to execute its strategy which calls for optimizing the company’s core growth drivers while investing in new areas of the sleep and respiratory markets.

Outlook
For fiscal year 2006, the Company is comfortable with earnings per share estimates (exclusive of equity compensation expense) of approximately $1.46 to $1.48. Revenue expectations for the year are approximately $1,045 million to $1,050 million. Earnings per share estimates for the quarter ending June 30, 2006 are in the range of $0.42 to $0.43.

This earnings per share outlook does not include the impact of the Company’s adoption of FASB No. 123( R ). During the 2006 fiscal year, the Company expects to incur approximately $12.5 to $13.0 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.5 million to $4.0 million of stock compensation expense on a pre-tax basis, or $0.03 to $0.04 per share after tax during the fourth quarter of the 2006 fiscal year. The actual expenses recorded during the 2006 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,500 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	3/31/06	3/31/05	3/31/06	3/31/05

Sales	$267,312	$236,488	$765,435	$661,854
Gross profit	146,713	130,236	422,125	360,388
Stock compensation expenses (1)	3,092	0	8,971	0
Income before income taxes	44,588	40,375	113,115	96,522
Net income	27,862	24,410	70,492	59,670
Basic earnings per share	0.38	0.34	0.98	0.84
Diluted earnings per share	0.38	0.34	0.96	0.83
Diluted earnings per share, excluding the impact of stock compensation expenses (1)	0.41	0.34	1.04	0.83
Basic shares outstanding	72,541	71,275	72,190	70,669
Diluted shares outstanding	73,705	72,661	73,537	72,155

(1) - See reconciliation of Non-GAAP financial measures in table at the end of this press release.

Product Sales Summary

(Unaudited)
(Dollars in thousands)

	Three months ended		Nine months ended
	3/31/06	3/31/05	3/31/06	3/31/05

Domestic Sleep and Home Respiratory Group	$135,643	$118,787	$386,899	$334,480
Domestic Hospital Group	49,337	43,217	140,978	119,125
International Group	82,332	74,484	237,558	208,249

Total	$267,312	$236,488	$765,435	$661,854

Condensed Balance Sheet

(Unaudited)
(Dollars in thousands)

	At	At
	3/31/06	6/30/05
Cash and cash equivalents	$265,197	$234,632
Trade accounts receivable	180,104	153,479
Inventories	117,321	96,315
Other current assets	60,297	51,698

Total current assets	622,919	536,124
Property, plant and equipment (net)	130,519	127,376
Other assets, including goodwill	225,707	214,946

Total assets	$979,145	$878,446
Current liabilities	$206,340	$198,022
Long-term obligations	27,849	29,241
Other non-current liabilities	17,511	23,537
Shareholders’ equity	727,445	627,646

Total liabilities and shareholders’ equity	$979,145	$878,446

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Nine Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05

GAAP net income	$27,862	$24,410	$70,492	$59,670
Stock compensation expenses, net of tax	2,206	0	6,422	0

Net income, excluding the impact of FAS 123( R )	$30,068	$24,410	$76,914	$59,670
GAAP Diluted shares outstanding	73,705	72,661	73,537	72,155
FAS 123( R ) impact on diluted shares outstanding	276	0	302	0

Diluted shares outstanding, excluding the impact of FAS 123( R )	73,981	72,661	73,839	72,155
Diluted earnings per share, excluding the impact of FAS 123( R )	$0.41	$0.34	$1.04	$0.83

The Company adopted FASB No. 123( R ) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expenses in the statement of operations during the quarter and nine months ended March 31, 2006 without corresponding charges in the prior year periods. Respironics believes that presenting diluted earnings per share, excluding the impact of stock compensation expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information may also provide investors better insight in evaluating the Company’s earnings performance from core operations in comparison to the prior year.